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                                                                     EXHIBIT 4.4


                             AMENDMENT NO. 3 TO THE
                        POOLING AND SERVICING AGREEMENT

                 THIS AMENDMENT NO. 3 (this "Amendment") is made as of June 8, 1995, by and among Navistar Financial Securities Corporation, a Delaware corporation ("NFSC"), Navistar Financial Corporation, a Delaware corporation ("NFC"), and Chemical Bank, as Trustee (the "Trustee").

                 NFSC, as Seller, NFC, as Servicer, and the Trustee are parties to a Pooling and Servicing Agreement, dated as of December 1, 1990 (the
"Pooling and Servicing Agreement").   In order to clarify that a lien by the
Internal Revenue Service or the Pension Benefit Guaranty Corporation is intended to be a "Lien" as defined in the Pooling and Servicing Agreement and pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, the Seller, the Servicer and the Trustee have agreed to amend the Pooling and Servicing Agreement in the manner set forth herein. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Pooling and Servicing Agreement.

                 1.       Amendment.       The definition of "Lien" in Section
1.01 of the Pooling and Servicing Agreement is hereby amended and restated to read in its entirety as follows:

                          '"Lien" shall mean any mortgage, deed of trust,
                 pledge, hypothecation, encumbrance, lien or other security interest or agreement, including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing; provided, however, that statutory and other non-consensual liens (other than Internal Revenue Service liens and liens in respect of pension obligations) shall not be Liens; and provided, further, that liens for municipal or other local taxes shall not be Liens if such taxes shall not at the time be due and payable or if the Seller shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.'

                 2. Miscellaneous. This Amendment shall be construed in accordance with the internal laws of the State of Illinois, without reference to its conflict of law provisions. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which together constitute one and the same instrument. Promptly after the execution of this Amendment the Trustee shall furnish written notification of the substance of this Amendment to each Investor Certificateholder.

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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 3 to the Pooling and Servicing Agreement to be duly executed by their respective officers as of the date first written above.

                                        NAVISTAR FINANCIAL SECURITIES
                                        CORPORATION
                                             as Seller


                                        By:___________________________________

                                        Its:__________________________________

                                        NAVISTAR FINANCIAL CORPORATION
                                             as Servicer

                                        By:___________________________________

                                        Its:__________________________________

                                        CHEMICAL BANK
                                             as Trustee

                                        By:___________________________________

                                        Its:__________________________________





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